Exhibit 99.1

     WORLD ACCEPTANCE CORPORATION ANNOUNCES THE PROMOTION OF MARK ROLAND TO
                   THE POSITION OF ITS CHIEF OPERATING OFFICER

GREENVILLE, S.C., April 1 /PRNewswire-FirstCall/ -- World Acceptance Corporation (Nasdaq: WRLD) today announced the promotion of Mark C. Roland to the position of Chief Operating Officer of the Corporation.

Mr. Roland joined World Acceptance Corporation in January 1996 as the Senior Vice President of the Corporation's Eastern Division. He was promoted to Executive Vice President in April 2002 with operational responsibility over the Corporation's Southern Division together with management responsibility over acquisitions and over the Corporation's direct mail, advertising and printing operations.

Prior to joining World, Mr. Roland was employed with Fleet Finance, Inc. as Senior Vice President over Information Systems and Operations Support. Prior to that, he worked for Security Pacific Financial Services, Inc. in San Diego as its Vice President and Director of Operations and Support.

Mr. Roland received his Bachelor of Science degree from Ball State University and has over 26 years in the financial services industry.

World Acceptance Corporation is one of the nation's largest small-loan consumer finance companies. It currently operates 579 offices in 12 states. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

SOURCE  World Acceptance Corporation
    -0-                             04/01/2005
    /CONTACT: Sandy McLean, Chief Financial Officer of World Acceptance Corporation, +1-864-298-9800/